PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

		As Restated
	January 29,	January 31,
(dollars in millions)	2005	2004

ASSETS:

Current assets:
Cash and cash equivalents	$289.6	$136.7
Marketable securities, available for sale	5.0	10.0
Restricted cash	3.0	33.5
Inventories	345.3	375.2
Current deferred income taxes	21.9	17.1
Other current assets	56.6	64.9
Current assets of discontinued operations	8.5	24.2

Total current assets	729.9	661.6

Property and Equipment:
Land	8.0	8.0
Buildings and leasehold improvements	673.3	679.8
Furniture, fixtures and equipment	509.8	494.6
Property under capital lease	3.8	4.6

Total property and equipment	1,194.9	1,187.0
Accumulated depreciation and amortization	(772.6)	(763.5)

Property and equipment, net	422.3	423.5

Favorable leases, net	21.7	28.8

Deferred income taxes	36.4	34.2

Goodwill, net	5.9	5.9

Other assets	23.5	22.7

Noncurrent assets of discontinued operations	0.1	27.6

TOTAL ASSETS	$1,239.8	$1,204.3

LIABILITIES AND EQUITY:

Current liabilities:
Current maturities of long-term debt	$0.3	$0.9
Notes payable	3.0	33.5
Accounts payable	160.3	129.6
Accrued expenses	159.7	123.9
Current liabilities of discontinued operations	15.0	5.8

Total current liabilities	338.3	293.7

Long-term debt	204.3	202.8
Other liabilities	93.6	85.6
Noncurrent liabilities of discontinued operations	—	2.1
Minority interest	8.6	15.7

Equity	595.0	604.4

TOTAL LIABILITIES AND EQUITY	$1,239.8	$1,204.3

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

		As Restated
	January 29,	January 31,
(dollars in millions)	2005	2004

OPERATING ACTIVITIES:
Net loss	$(2.0)	$(0.1)
Loss from discontinued operations, net of income taxes and minority interest	(37.1)	(17.0)

Net earnings from continuing operations	35.1	16.9
Adjustments for non-cash items included in net earnings from continuing operations:
Non-cash component of restructuring charges	10.8	—
Loss on impairment and disposal of assets	7.0	10.9
Depreciation and amortization	94.6	96.2
Amortization of deferred financing costs	0.9	4.0
Amortization of unearned restricted stock	0.7	0.8
Deferred income taxes	(6.4)	1.3
Minority interest, net of income taxes	(3.6)	(3.7)
Changes in working capital:
Inventories	31.0	60.8
Other current assets	8.4	(8.7)
Accounts payable	30.7	27.7
Accrued expenses	35.3	4.2
Other assets and liabilities, net	6.1	14.5

Cash flow provided by operating activities from continuing operations	250.6	224.9

Net cash provided by (used in) discontinued operations	6.6	(14.9)

INVESTING ACTIVITIES:
Capital expenditures	(104.9)	(116.3)
Dispositions of property and equipment	3.0	1.0
Purchases of marketable securities	(13.0)	(10.0)
Sales of marketable securities	18.0	—

Cash flow used in investing activities from continuing operations	(96.9)	(125.3)

FINANCING ACTIVITIES:
(Payment) issuance of notes payable	(30.5)	5.0
Restricted cash	30.5	(5.0)
Issuance of debt	2.4	196.7
Payment of deferred financing costs	(0.2)	(7.1)
Repayments of debt	(1.5)	(216.9)
Issuances of common stock	1.6	0.6
Purchases of common stock	(11.4)	(1.7)
Contributions by minority owners	3.7	4.4

Cash flow used in financing activities from continuing operations	(5.4)	(24.0)

Effect of exchange rate changes on cash	(2.0)	4.3

Increase in cash and cash equivalents	152.9	65.0

Cash and cash equivalents, beginning of period	136.7	71.7

Cash and cash equivalents, end of period	$289.6	$136.7